Exhibit 99.1

October 16, 2012

C.H. Robinson Worldwide, Inc.

Angie Freeman, vice president

(952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON ANNOUNCES SALE OF T-CHEK SYSTEMS TO EFS

FOR $302.5 MILLION

Announces Conference Call to Discuss Sale

MINNEAPOLIS, October 16 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW), today announced that it has reached a definitive agreement and has sold its payment services business, T-Chek Systems, Inc. (“T-Chek”), to Electronic Funds Source, LLC (“EFS”) for $302.5 million in cash. EFS acquired the assets and assumed certain liabilities of T-Chek.

T-Chek is a business-to-business provider of spend management and payment processing services. T-Chek’s technology supports a variety of funds transfer, vendor payment, fuel purchasing, and online expense management tools. Historically, T-Chek has focused on the transportation industry with its major customer segments including the truckload, less-than-truckload, and private fleet industries, and truck stop chains. Due to changes in the industry, T-Chek has expanded its business further into the financial services sector, to include funds transfer and expense management for other industries through its MasterCard® product.

“We are proud of T-Chek’s success and of T-Chek’s employees, who built a very strong business with a long track record of growth,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “As the payment services industry continues to consolidate and evolve, scale and alignment with the financial services sector are becoming increasingly important. EFS is an excellent organization and we felt, for T-Chek’s long term success, that strategically it was the right time for T-Chek to join forces with EFS.”

“T-Chek is a high quality company with strong customer relationships, very good technology, and talented, dedicated employees,” said Scott Phillips, president and chief executive officer of EFS. “The acquisition will provide us with a unique opportunity to add a successful business and outstanding team to our portfolio. We look forward to welcoming the business and its employees into the EFS organization.”

C.H. Robinson

October 16, 2012

T-Chek has 190 employees, most of whom are based in Minnesota. EFS expects to retain a Minnesota presence, and T-Chek’s management will assume key roles in the combined organization. Prior to the sale, C.H. Robinson purchased services from T-Chek, including services to advance funds to C.H. Robinson’s contract carriers, and employee expense card services. C.H. Robinson has entered into a contract to purchase those services from EFS.

T-Chek had annual payment services net revenues of $49.3 million and operating income of $24.6 million in 2011. T-Chek has been a subsidiary of C.H. Robinson since 1984.

T-Chek Systems, Inc.

(in millions)

	2011				2012
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net revenues	$11.9	$12.4	$12.5	$12.5	$12.8	$13.4	$13.2
Income from operations	$6.0	$6.0	$6.2	$6.4	$5.7	$6.8	$6.9

Conference Call Information:

C.H. Robinson Sale of T-Chek Systems Conference Call

Tuesday, October 16, 2012; 6:00 pm Eastern Time

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at

www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing:

1-877-941-8609

Callers should reference the conference ID, which is 4570671

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 19: 800-406-7325;

passcode: 4570671#

About C.H. Robinson

Founded in 1905, C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving over 37,000 customers through a network of 234 offices in North

C.H. Robinson

October 16, 2012

America, Europe, Asia, South America, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with annual total revenues of over $10 billion. For more information about our company, visit our Web site at www.chrobinson.com.

About EFS

Electronic Funds Source, LLC (www.efsllc.com) is the leading provider of innovative and intelligent customized payment solutions designed specifically to meet the dynamic and competitive transportation industry needs. Serving the industry for 30 years, EFS brings unparalleled service, customer-driven innovation, and the latest technologies to make the industry better. EFS provides payment solutions that are universally accepted at over 10,000 locations in North America. Its portfolio includes a suite of private-label cards; the latest in cardless technology solutions; alternative payments solutions; money transfer solutions; payroll distribution solutions; and intelligent, real-time analytics and notifications to help its customers better manage their businesses. Led by industry experts, EFS maintains its commitment to bettering the industry by developing new technology to deliver smarter payments. To serve customers most effectively, EFS has offices in Memphis, Tennessee; Nashville, Tennessee; and Ogden, Utah.

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